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                                    Exhibit 2



                     Separation and Subscription Agreeement
                       between The Detroit Edison Company
                                       and
                       International Transmission Company

                           (dated _____________, 2000)



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                      SEPARATION AND SUBSCRIPTION AGREEMENT



         THIS SEPARATION AND SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into as of the ____ day of _____________, 2000, by and between THE DETROIT EDISON COMPANY, a Michigan corporation ("Detroit Edison"), and INTERNATIONAL TRANSMISSION COMPANY, a Michigan corporation ("ITC").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of Detroit Edison believes that it would be in the company's best interests to completely separate the integrated transmission facilities with voltage ratings 120 kV and above as well as all related tariffs, contracts, books and records and those certain other facilities used to serve certain wholesale customers more fully described on Exhibit A attached hereto (collectively, the "Transmission Business") from Detroit Edison (the "Separation");

         WHEREAS, Detroit Edison has caused ITC to be incorporated in order to effect such Separation;

         WHEREAS, ITC currently conducts no business operations and has no significant assets or liabilities; and

         WHEREAS, the Boards of Directors of Detroit Edison and ITC have determined that, in connection with the Separation, (i) Detroit Edison will contribute and transfer to ITC, directly or indirectly, substantially all of the assets and liabilities associated with the Transmission Business, and (ii) ITC will issue to Detroit Edison __________ shares of the common stock of ITC (the "Shares") in a tax-free exchange for the Transmission Business pursuant to
Section 351 of the Internal Revenue Code of 1986, as amended;

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1.
                            SUBSCRIPTION AND CLOSING

         1.1 Subscription. Detroit Edison hereby subscribes for the Shares, which subscription shall be irrevocable for a period of twelve (12) months following the date hereof (the "Subscription Period"). The Shares, when issued, will constitute all of the issued and outstanding common stock of ITC, and ITC will not as of the Separation Date (hereinafter

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defined) have obligated itself directly or indirectly to issue any further shares of its common stock.

         1.2 Separation Date. Unless otherwise provided in any document or agreement executed by the parties in connection with this Agreement, and subject to the fulfillment or waiver of the conditions precedent set forth in Article 4 hereof, the effective time and date of the Separation and the closing of the other transactions contemplated by this Agreement shall be 12:01 a.m., prevailing Eastern Time on such date during the Subscription Period (the "Separation Date") as may be fixed by the Boards of Directors of Detroit Edison and ITC. The closing of the Separation shall take place at the offices of Detroit Edison or at such other place as the parties may mutually agree.

         1.3 Closing Deliveries. At the closing of the Separation, ITC shall issue and deliver to Detroit Edison certificates representing the Shares in a form reasonably acceptable to both parties, and each party shall deliver to the other all Ancillary Agreements (as defined herein) to which it is a party and all other documents, consents, approvals, instruments, certificates and other items required to be delivered by such party pursuant to this Agreement or any Ancillary Agreement. All deliveries and actions to be made or taken by the parties at the closing of the Separation pursuant to this Agreement or the Ancillary Agreements shall be deemed to occur simultaneously and constitute one and the same transaction.


                                   ARTICLE 2.
                                   SEPARATION

         2.1 Contribution and Transfer of Transmission Assets. At the closing of the Separation and subject to the terms and conditions set forth herein, Detroit Edison hereby agrees to contribute, transfer, assign and deliver to ITC, directly or indirectly, all of Detroit Edison's right, title and interest in and to the real and personal property and other assets set forth on Exhibit A attached hereto (together with any additions to and/or substitutions for such assets agreed to by ITC as may exist on the Separation Date, the "Transmission Assets"), which Transmission Assets constitute as of the date hereof, and will constitute on the Separation Date, substantially all of the assets constituting, used in or associated with the Transmission Business. Detroit Edison will effect such contribution and transfer by executing and delivering to ITC on the Separation Date one or more Deeds and a Bill of Sale and Assignment, each in a form mutually agreeable to both parties.

         2.2 Assumption of Liabilities. At the closing of the Separation and subject to the terms and conditions set forth herein, ITC hereby agrees to assume and to pay, perform and discharge in accordance with their respective terms, the liabilities and obligations of Detroit Edison associated with the Transmission Business set forth on Exhibit B attached hereto (together with any additions to and/or substitutions for such liabilities and obligations as may exist on the Separation Date, the "Assumed Liabilities"). Prior to the Separation Date, the parties agree to use their commercially reasonable efforts to identify, agree upon and schedule any such Assumed Liabilities to be assumed by ITC hereunder. ITC will effect such assumption of the

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Assumed Liabilities by executing and delivering to Detroit Edison an
Assignment and Assumption Agreement in a form mutually agreeable to both parties.

         2.3      Further Agreements and Actions.

                  (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using best efforts to satisfy the conditions precedent set forth in Article 4.

                  (b) Without limiting the generality of the foregoing, Detroit Edison and ITC shall cooperate with each other and (i) promptly make all filings, applications and notices with or to any international, federal, state or local governmental or regulatory authorities, (ii) use best efforts to obtain the transfer or reissuance to ITC of all necessary permits, consents, approvals and authorizations of all governmental or regulatory authorities, and (iii) use best efforts to obtain all necessary lien releases, consents, approvals and authorizations of all other third parties, in each case as are necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Detroit Edison, ITC or any of their affiliates is a party or by which any of them (or their assets) is bound. Each of Detroit Edison and ITC shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection herewith by the other party.

                  (c) In addition to the delivery of the Shares, the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, the parties agree that they will negotiate, enter into and deliver between themselves or with third parties such further agreements, understandings, opinions, consents and indemnifications (collectively, the "Ancillary Agreements") as are legally required or advisable to implement, give full effect to or otherwise consummate the Separation and the other transactions contemplated hereby on the Separation Date. Without limiting the generality of the foregoing, such Ancillary Agreements may include tax sharing agreements, facilities agreements, maintenance and other services agreements, license agreements, leases, management and employee services agreements, allocation agreements, indemnification agreements and agreements with respect to employee matters.


                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES

         3.1 Authority. Each party hereby represents and warrants to the other party that (a) it has all necessary corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all

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necessary corporate action of such party, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation of such party.

         3.2 Title to Assets. Detroit Edison hereby covenants to ITC, its successors and assigns that, except as set forth on Exhibit C attached hereto,
(a) Detroit Edison is now (or will be on the Separation Date) the owner of marketable title to the Transmission Assets; (b) Detroit Edison has or will have on the Separation Date the lawful right to sell and transfer the Transmission Assets to ITC; and (c) ITC shall receive on the Separation Date such title and claim to the Transmission Assets as is at least as good, valid and marketable as both that Detroit Edison initially received and as currently owned by Detroit Edison, free and clear however of all liens, claims, encumbrances and rights of others. Detroit Edison further covenants and agrees with ITC, its successors and assigns, that it will defend such title forever against all claims and demands whatsoever.

         3.3 Securities Matters. Detroit Edison acknowledges that the Shares subscribed for hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the Michigan Uniform Securities Act (the "Michigan Securities Act") in reliance on exemptions from registration, that the Shares may not be further transferred, assigned, sold or conveyed except upon registration under the Securities Act and the Michigan Securities Act or pursuant to exemptions therefrom, and that any certificates representing the Shares will bear legends substantially to that effect.


                                   ARTICLE 4.
                              CONDITIONS PRECEDENT

         4.1 Conditions To Separation. The obligations of Detroit Edison and ITC to consummate the Separation and the other transactions contemplated hereby are subject to the fulfillment on or prior to the Separation Date of the following conditions:

               (a) Government Approvals. Any material governmental or regulatory approvals necessary or appropriate to consummate the Separation shall have been obtained and be in full force and effect;

               (b) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation shall be in effect and no other event outside the control of the parties shall have occurred or failed to occur that prevents the consummation of the Separation;

               (c) No Material Adverse Effect. No other events or developments shall have occurred subsequent to the date hereof that, in the judgment of the Boards of Directors of the parties, would result in the Separation having a material adverse effect on the parties or on the stockholders of Detroit Edison; and

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               (d) Ancillary Agreements. The parties shall have agreed upon and executed all Ancillary Agreements necessary or desirable in connection with the transactions contemplated hereby.


                                   ARTICLE 5.
                           COVENANTS AND OTHER MATTERS

          5.1  Agreement For Exchange of Information.

               (a) Exchange. Each of Detroit Edison and ITC agrees to provide, or cause to be provided, to the other, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information (as defined herein) insofar as it relates to the conduct of the businesses of the parties prior to the Separation Date in the possession or under the control of the other party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a governmental authority having jurisdiction over the requesting party,
          (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) in connection with the ongoing businesses of Detroit Edison or ITC; provided, however, that in the event any party determines that provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit compliance with such obligation in a manner that avoids any such harm or consequence. Any information exchanged by the parties pursuant to this Section 5.1(a) shall be subject to the applicable rules and regulations promulgated by the Federal Energy Regulatory Commission 18 C.F.R.
          Section 37.4 (1999), as amended from time to time, governing the transfer of information and communications between public utilities' wholesale merchant and transmission system operation functions, and that of their affiliates. For purposes of this Agreement, "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

               (b) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 5.1 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information.

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               (c) Other Agreements Providing For Exchange of Information. The
          rights and obligations granted under this Section 5.1 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

         5.2 Payment of Expenses. Except as otherwise provided in the Ancillary Agreements or the Exhibits hereto, all out-of-pocket costs and expenses of the parties hereto in connection with the preparation of this Agreement, the Ancillary Agreements and the Separation (and the transactions contemplated thereby) shall be paid by Detroit Edison.


                                   ARTICLE 6.
                                  MISCELLANEOUS

         6.1 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute (or in the case of the Ancillary Agreement will, when executed, constitute) the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings (whether oral or written) with respect to the subject matter hereof.

         6.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan as to all matters regardless of its conflicts of law principles.

         6.3 Termination. This Agreement and all Ancillary Agreements may be terminated and the Separation abandoned at any time prior to the Separation Date by mutual consent of Detroit Edison and ITC. In the event of termination pursuant to this section, no party shall have any liability of any kind to the other party.

         6.4 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the United States mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

         6.5 Counterparts. This Agreement, including the Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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         6.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party hereto may assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force and effect.

         6.7 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         6.8 Interpretation. The headings contained in this Agreement in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, or an Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.

         6.9 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such Ancillary Agreement or other agreement, as the case may be, shall prevail.

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         IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement under seal as of the day and year first written above.


                                           THE DETROIT EDISON COMPANY


                                           By:
                                              --------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                 -----------------------------


                                           INTERNATIONAL TRANSMISSION COMPANY


                                           By:
                                              --------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                 -----------------------------

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